Exhibit 99

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	May 7, 2026
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. AMENDS AND EXTENDS ITS EXISTING UNSECURED REVOLVING CREDIT AGREEMENT

FREEHOLD, NJ, May 7, 2026.......... UMH Properties, Inc. (NYSE: UMH) (TASE: UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, today announced that it has entered into a Third Amended and Restated Credit Agreement to amend and extend its existing unsecured revolving credit facility (the “Facility”). The Facility is syndicated with three banks – BMO Capital Markets Corp. (“BMO”), JPMorgan Chase Bank, N.A. (“JPMorgan”) and Wells Fargo Bank, N.A. (“Wells Fargo”) as joint lead arrangers and joint book runners, with BMO Bank, N.A. as administrative agent.

The amendment provides for $260 million in available borrowings with a $340 million accordion feature, bringing the total potential availability up to $600 million, subject to certain conditions including obtaining commitments from additional lenders. The Third Amended and Restated Credit Agreement also extends the maturity date of the Facility from November 7, 2026 to May 7, 2030, with a further one-year extension available at the Company’s option, subject to certain conditions including payment of an extension fee. Availability under the amended Facility is limited to 60% of the value of a pool of unencumbered communities owned 100% by the Company. The value of these unencumbered communities increased through the reduction of the capitalization rate from 6.5% to now 6.0% applied to the Net Operating Income (“NOI”) generated by these unencumbered communities. Interest is based on the Company’s overall leverage ratio and has been reduced by approximately 35 to 40 basis points, depending on the Company’s overall leverage ratio, and is now equal to the Secured Overnight Financing Rate (“SOFR”) plus 1.30% to 1.90%, or BMO’s prime lending rate plus 0.30% to 0.90%.

Samuel A. Landy, President and Chief Executive Officer commented, “The expansion and extension of our Facility will further enhance our liquidity and strengthen the financial flexibility and balance sheet of our Company as we continue to execute our growth strategy. We are pleased to continue our long-term relationship with BMO, JPMorgan and Wells Fargo. We look forward to continued success with our partners.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 145 manufactured home communities, containing approximately 27,100 developed homesites, of which 11,200 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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A NYSE Company: Symbol - UMH

since 1968